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                                                                    EXHIBIT 99.7

                       AMERICAN INDUSTRIAL PROPERTIES REIT
                       ANNOUNCES PROPERTY SALES AND MERGER


         DALLAS, November 2, 2000 -- American Industrial Properties REIT ("AIP") (NYSE: IND) and Developers Diversified Realty Corporation ("DDR") (NYSE: DDR) jointly announced today that AIP has entered into agreements that will result in cash proceeds of $13.74 per share to AIP shareholders (other than DDR), which represents a premium of 9.9% over AIP's closing share price of $12.50 on November 1, 2000.

         To effect this transaction, AIP has entered into: (i) an agreement to sell 31 properties to client accounts managed by Lend Lease Real Estate Investments, Inc. for a gross purchase price, including assumed debt, of approximately $292.5 million, (ii) an agreement to sell an office building to a third party for a gross purchase price, including assumed debt, of approximately $55.0 million, and (iii) an agreement with a subsidiary of DDR to acquire all of the AIP common shares not already owned by DDR for $13.74 per share in cash, which is expected to be funded solely by the property sales described above. A number of factors may slightly increase the final amount distributed to AIP shareholders, including AIP's operations prior to closing, transaction expenses, and certain closing adjustments. Through its subsidiary, DDR will survive as AIP's sole shareholder, controlling AIP's 39 remaining properties. DDR currently holds 46% of AIP's outstanding shares. The property sales are conditions to the closing of the transaction with DDR.

         On November 1, 2000, the transaction was approved by the Board of Trust Managers of AIP, following a recommendation from a special committee which was formed to evaluate the transaction. Completion of the transaction, which is expected to occur in the first quarter of 2001, is subject to approval by AIP shareholders and customary closing conditions. AIP's Board of Trust Managers will recommend that AIP shareholders vote in favor of the transaction.

         Charles W. Wolcott, President & CEO of AIP, stated, "In November of 1999, we publicly announced that we had begun a process of reviewing strategic alternatives in order to maximize shareholder value. Since beginning this process, we and our financial advisors have contacted an expansive list of qualified buyers or investors to discuss potential transactions including a merger, sale or other business combination involving the company. The proposed transaction is the product of this extensive process, and we believe that executing this transaction is in the best interests of our shareholders."

         Scott A. Wolstein, Chairman & CEO of DDR and Chairman of AIP, commented "This transaction provides us complete control of our investment in AIP. By virtue of this transaction, we have eliminated any complexity for shareholders in understanding our investment in AIP. By converting our investment to direct ownership in assets, shareholders can clearly recognize the value created by the transaction and its impact on earnings. We will realize full value of our investment through operations and orderly disposition."

         Chase Securities Inc. is acting as exclusive financial advisor to the Special Committee of the AIP Board of Trust Managers. Salomon Smith Barney Inc. and Prudential Securities Incorporated have acted as financial advisors to AIP.

         AIP is focused on the light industrial property sector, including office showroom, service center and flex properties, low-rise office and small bay distribution buildings. AIP's portfolio of 71 properties comprises more than
7.5 million square feet in 11 states. The self-administered equity real estate investment trust, based in Irving, Texas, has acquired, managed and improved industrial and other commercial properties since 1985.


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         DDR currently owns and manages 209 shopping centers in 40 states totaling 49.3 million square feet of real estate under management. DDR is a self-administered and self-managed real estate investment trust operating as a fully integrated real estate company which develops, leases and manages shopping centers. You can learn more about DDR on the internet at www.ddrc.com.



Information on Forward-Looking Statements

         Each of AIP and DDR considers portions of this information relating to it to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to its expectations for future periods. Although each of AIP and DDR believes that the expectations reflected in its forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be considered to be forward-looking statements. There are a number of important factors that could cause the results of AIP or DDR to differ materially from those indicated by its forward-looking statements, including among other factors local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant, and other matters described in the Management's Discussion and Analysis section of the respective company's Form 10-K for the fiscal year ended December 31, 1999 and in that section of its Form 10-Q for the fiscal quarter ended June 30, 2000.


INVESTOR CONTACTS:

For American Industrial Properties REIT

         Charles W. Wolcott
         President & Chief Executive Officer
         (972) 756-6000


For Developers Diversified Realty Corporation

         Scott A. Wolstein
         Chairman & Chief Executive Officer
         (216) 755-5500